Exhibit 99.1

Contact:	Larry Keener
Chairman and Chief
Executive Officer
(972) 991-2422
PALM HARBOR HOMES, INC. REPORTS
SECOND QUARTER FISCAL 2006 EARNINGS
DALLAS, Texas (October 18, 2005) - Palm Harbor Homes, Inc. (Nasdaq/NM:PHHM) today reported financial results for the second quarter and first six months of fiscal 2006 ended September 23, 2005.
Net sales for the second quarter totaled $171.0 million compared with $150.5 million in the year-earlier period. Net income for the second quarter totaled $1.0 million, or $0.04 per share, compared with a net loss of $2.2 million, or $0.10 per share, a year ago. Losses associated with Hurricane Rita incurred by the Company’s insurance company, Standard Casualty, and from transportation and delivery delays in Texas reduced profitability for the quarter by approximately $0.06 per share. Net sales for the first six months of fiscal 2006 were $337.2 million compared with $308.2 million in the year-earlier period. Net income for the first half of fiscal 2006 totaled $3.6 million, or $0.16 per share, compared with a net loss of $1.2 million, or $0.05 per share, in the first half of fiscal 2005.
Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “In spite of the impact of Hurricane Rita, sales for the quarter were up nearly 14 percent year-over-year and we have demonstrated a meaningful turnaround in our profitability. Palm Harbor continues to gain momentum in fiscal 2006, and we are very pleased with the significant progress we have made compared with this time a year ago.
“The trends in our basic business continue to look very favorable,” Keener continued. “At the end of the second quarter, our factory-built housing backlog of almost $91 million was more than 34 percent higher than it was a year ago, another positive indication for the second half of fiscal 2006. Sales of our modular products were up over 20 percent compared with the second quarter of fiscal 2005 and now account for almost 19 percent of our total sales. Our modular products, including the innovative Discovery series, continue to capture the attention of dealers and builders and we are very enthusiastic about the opportunities to reach a high quality customer base and expand in new markets.”
“In addition, Palm Harbor has responded to requests from the Federal Emergency Management Agency (FEMA) with respect to the housing needs for Hurricane Katrina victims,” added Keener. “During the second quarter, FEMA contracted with Palm Harbor to purchase all of the Company’s retail inventory of single-section homes at wholesale prices. Additionally, Palm Harbor has received a purchase order from FEMA to produce and deliver 400 single-section housing units by December 1, 2005. This order was not included in our backlog at the end of the second quarter. Palm Harbor historically has been the largest supplier of replacement housing in the “post-hurricane” Florida market. We intend to make every effort possible to support the hurricane victims with permanent replacement housing as well as assist FEMA with temporary housing. In addition to increasing production company-wide, we have re-opened a production line at our second Austin, Texas, facility and will dedicate any additional capacity as needed.”

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “The strategic actions we have taken to improve our cost structure and enhance our operating efficiencies have positioned us to be more competitive in this environment. At the same time, we have continued to reduce our receivables and carefully manage our inventories. At the end of the second quarter of fiscal 2006, we had a very solid financial position with our balance sheet reflecting $71.8 million in cash and cash equivalents. We are confident in our strategic direction and believe we are well positioned for sustained profitability this year.”
A conference call regarding this release is scheduled for tomorrow, October 19, 2005, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.
Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance.
PALM HARBOR HOMES, INC.
Condensed Consolidated Financial Results

	Second Quarter Ended
	Sept. 23,	Sept. 24,
	2005	2004
Net sales	$171,005,000	$150,453,000
Net income (loss)	1,011,000	(2,219,000)
Net income (loss) per share — basic and diluted	0.04	(0.10)

	Six Months Ended
	Sept. 23,	Sept. 24,
	2005	2004
Net sales	$337,166,000	$308,203,000
Net income (loss)	3,642,000	(1,168,000)
Net income (loss) per share — basic and diluted	0.16	(0.05)
This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.
Statements of Operation
(Dollars in thousands, except earnings per share)
For the second quarter and six months ended September 23, 2005 and September 24, 2004

	Second Quarter Ended		Six Months Ended

	Sept. 23,	Sept. 24,	Sept. 23,	Sept. 24,
	2005	2004	2005	2004

	(Unaudited)		(Unaudited)
Net sales	$171,005	$150,453	$337,166	$308,203
Cost of sales	127,733	111,945	251,297	229,076
Selling, general and administrative expenses	39,896	39,905	77,973	77,442

Income (loss) from operations	3,376	(1,397)	7,896	1,685

Interest expense	(2,856)	(2,079)	(5,775)	(4,027)
Equity in earnings (loss) of limited partnership	475	(202)	1,029	243
Interest income and other	716	40	2,805	183

Income (loss) before income taxes	1,711	(3,638)	5,955	(1,916)
Income tax benefit (expense)	(700)	1,419	(2,313)	748

Net income (loss)	$1,011	$(2,219)	$3,642	$(1,168)

Net income (loss) per common share — diluted	$0.04	$(0.10)	$0.16	$(0.05)

Weighted average common shares outstanding — assuming dilution	22,823	22,834	22,823	22,837

Condensed Balance Sheets
(Dollars in thousands)
September 23, 2005 and March 25, 2005

	Sept. 23,	March 25,
	2005	2005

	(Unaudited)
Assets
Cash and cash equivalents	$71,846	$46,197
Trade receivables	46,064	52,311
Consumer loans receivable, net(1)	148,850	132,400
Inventories	129,808	128,420
Property, plant and equipment, net	67,872	71,324
Other assets	150,304	141,328

Total Assets	$614,744	$571,980

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$130,893	$106,887
Floor plan payable	26,673	30,888
Convertible senior notes	75,000	75,000
Warehouse revolving debt	12,201	106,298
Securitized financing	114,162	-0-
Shareholders’ equity	255,815	252,907

Total Liabilities and Shareholders’ Equity	$614,744	$571,980

(1) Includes $136.2 million outstanding balance of securitized financing completed July 12, 2005.

PALM HARBOR HOMES, INC.
Quick Facts

	Second Quarter Ended		Six Months Ended

	Sept. 23,	Sept. 24,	Sept. 23,	Sept. 24,
	2005	2004	2005	2004

FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	120	140	121	149
Added	1	2	2	3
Closed	(3)	(6)	(5)	(16)

Ending	118	136	118	136

Factory-built homes sold through:
Company-owned superstores and builder locations	1,092	1,178	2,267	2,589
Independent dealers	911	765	1,851	1,504

Total factory-built homes sold	2,003	1,943	4,118	4,093

Factory-built homes sold as:
Single-section	113	90	220	183
Multi-section	1,518	1,545	3,185	3,284
Modular	372	308	713	626

Total factory-built homes sold	2,003	1,943	4,118	4,093

Average sales prices:
Manufactured housing — retail	$77,000	$71,000	$76,000	$73,000
Manufactured housing — wholesale	$62,000	$55,000	$61,000	$53,000
Modular housing — retail	$143,000	$136,000	$145,000	$132,000
Modular housing — wholesale	$75,000	$78,000	$75,000	$75,000

Homes produced	1,990	1,971	4,008	4,068
Internalization rate (manufactured and modular	54%	60%	55%	62%

FINANCIAL SERVICES
Loan originations:
CPM	192	269	435	511
BSM	201	293	407	562

Insurance penetration:
Warranty	91%	89%	90%	88%
Physical damage	56%	58%	56%	58%